Exhibit 10.9

(English Translation)

Share Purchase Agreement

Party A: Zhang Weiqing
ID No.: 370226197204224154

Party B: Qingdao Oumei Real Estate Development Co., Ltd.
Legal Representative: Zhang Weiqing
Domicile: No. 1431, Aolan Road, Jimo, Qingdao

Whereas: Qingdao Longhai Hotel Ltd. Is a limited liability company (hereinafter “the company”) invested by Party A. Its registered capital is 3 million RMB. Zhang Weiqing owns 100% of 3 million.

Party A has agreed and will assign its own 100% of the shares amount equivalent to 110,000,000 Yuan RMB in foreign exchange to Party B. Both Parties sign an agreement as follows:

1.	Proportion and Price of the Purchased Shares

Party A will sell its own 100% of the shares of Qingdao Longhai Hotel Ltd equivalent to 110,000,000 Yuan RMB in foreign exchange to Party B.

2.	Payment Term

In 90 days from this agreement has signed, Party B shall pay Party A the full purchase price in a lump sum.

3.	Right and Responsibilities of Two Parties

Party B shall pay the total purchase price to Party A in a lump sum as stipulated in this agreement. Should Party B fail to pay off the amount, it will be liable for the responsibilities for breach of the contract.

After the full payment of the purchase price from Party B, Party A shall assist Party B in dealing with all the changing registration procedures in AIC, Tax and Foreign Exchange Bureau and other administrative departments.

4.	Breach of contract

If Party B fails to pay the purchase price according to the term prescribed in the article 3 of this agreement, Party B should pay 1/10000 of the purchase price as punishment every delay of one month to Party A. Party A is entitled to terminate the agreement and ask for the payment of damage except for the punishment when a delay of 6 months occurs.

5.	Dispute Settlement

In the event of any dispute relating to this agreement, the parties shall attempt in the first instance to resolve such dispute through friendly discussion. If the event such dispute is not resolved through discussion, the dispute shall be submitted to Qingdao Arbitration Committee according to its rules of procedure. The arbitral award is final and binding to both parties.

6.	Effective Conditions of the agreement

After formal sign and seal by both parties, the agreement comes to effect as long as the approval authority approves. The agreement has six copies. Each party holds one, the other will be submitted for approval.

Party A
Zhang Weiqing

Party B
Zhang Weiqing

22nd, Jan, 2008